Exhibit 10.2

SENSIENT TECHNOLOGIES CORPORATION
NON-EMPLOYEE DIRECTORS’ RETIREMENT PLAN

(Amended and Restated as of July 25, 2013)

Pursuant to a resolution adopted on September 9, 1982, the Board of Directors of the Universal Foods Corporation, the predecessor company to Sensient Technologies Corporation (the “Company”), adopted a program providing retirement benefits to certain board members after they ceased service as a board member (the “Plan”).  Effective as of January 1, 2009, the Plan, then known as the Sensient Technologies Corporation Non-Employee Director Retirement Plan was restated by the Company, as set forth herein, to constitute a written plan document in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and to reflect the previous elimination of attainment of a mandatory retirement age as a condition for the receipt of benefits.

1.                  PURPOSE.  The Plan is an unfunded retirement plan for Eligible Directors (as defined in Section 2) of the Board of Directors of the Company (the “Board”) who, during the period they are receiving benefits under this Plan, are available for consultation by the Chairman of the Board.

2.                  ELIGIBLE DIRECTOR.  An “Eligible Director” means a member of the Board who:  (i) is not currently an employee of the Company or any of its subsidiaries; (ii) has served at least one (1) year as a member of the Board; and (iii) has not been convicted of any act of fraud, theft or embezzlement, and who has not committed any of the following acts, either while a member of the Board or at any other time, which is substantially injurious to the Company:  dishonesty, gross misconduct, or willful disclosure of confidential information regarding the Company or its plans, prospects or opportunities.

3.                   RETIREMENT BENEFITS

(a)            The Plan benefits set forth in Section 3(b) below will be paid, subject to Section 4 and 5 below, to each Eligible Director who, after his or her status as a Board member ceases, agrees to be available for consultation with the Chairman of the Board concerning the business and affairs of the Company and in fact makes himself or herself reasonably available for consultation upon any request by the Chairman of the Board without any compensation except as expressly provided herein.  The Company also shall promptly reimburse such Eligible Director for reasonable expenses incurred by such Eligible Director in providing such services.

(b)            Each Eligible Director shall be eligible to receive an annual benefit equal to the base annual retainer (which excludes any additional amounts for services as Board Chairman or advisor) he or she is receiving at the time of his or her departure from the Board for a period equal to the Eligible Director’s years of service on the Board as a non-employee director.  This benefit shall be payable in quarterly installments at the same time as quarterly installments are paid to non-employee directors currently serving on the Board commencing on the first day of the calendar quarter immediately following the Eligible Director’s departure from the Board.

4.                  EFFECT OF DEATH.  Any payments being made hereunder shall automatically cease upon the death of the Eligible Director and no benefits shall be paid to any other person.

5.                  COMPETITION AND CONFIDENTIAL INFORMATION.  An Eligible Director shall be entitled to receive any future Plan benefit payments only if and for so long as he or she (a) does not engage in any business or activity directly competitive with the business of the Company and (b) except as may otherwise be expressly approved by the Company, holds all confidential Company information in strict confidence.

6.                   MISCELLANEOUS

(a)            The right to receive any payment under the Plan shall not be transferable or assignable or shall not be subject to any lien, obligation or liability of any Eligible Director or any other person.

(b)            All amounts payable under this Plan are unfunded and unsecured benefits and shall be paid solely from the general assets of the Company and any rights accruing to an Eligible Director shall be those of a general, unsecured creditor; provided, however, that the Company may establish a grantor trust to pay part or all of its Plan payment obligations.

(c)             Except as otherwise provided herein, the Plan shall be binding upon the Company, its successors and assigns, including but not limited to any corporation which may acquire all or substantially all of the Company’s assets and business or with or into which the Company may be consolidated or merged.

(d)            The Board may at any time amend or terminate the Plan provided that no amendment or termination shall impair the rights of an Eligible Director to receive, or continue to receive, the payments to which the Eligible Director would have been entitled hereunder had the Eligible Director ceased to be a Board member immediately preceding such termination or amendment.

(e)             Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any person who is or who might become an Eligible Director for reelection as a member of the Board.

(f)              It is the intention of the Company that this Plan comply with the requirements of Section 409A of the Code and any guidance issued thereunder, and the Plan shall be interpreted, construed, operated and administered in accordance with Section 409A of the Code.  Notwithstanding anything in this Plan to the contrary, the Company makes no representations regarding the tax treatment of any payments or benefits under this Plan, whether pursuant to the Code, federal, state or local tax laws or regulations.

(g)            The Company shall indemnify the Eligible Director if the Eligible Director incurs additional tax under Section 409A of the Code as a result of a violation of Section 409A of the Code under this Plan (an “Indemnified Section 409A Violation”) that occurs as a result of (1) the Company’s clerical error (other than an error caused by erroneous information provided to the Company by the Eligible Director), (2) the Company’s failure to administer this Plan in accordance with its written terms (such written terms, the “Plan Document”), or (3) on or after January 1, 2009, the Company’s failure to maintain the Plan Document in compliance with Section 409A of the Code; provided, that the indemnification set forth in clause (3) shall not be available to the Eligible Director if (x) the Company has made a reasonable, good faith attempt to maintain the Plan Document in compliance with Code Section 409A but has failed to do so or (y) the Company has maintained the Plan Document in compliance with Section 409A of the Code but subsequent issuance by the Internal Revenue Service or the Department of the Treasury of interpretive authority results in the Plan Document not (or no longer) complying with Section 409A of the Code (except that, if the Company is permitted by such authority or other authority to amend the Plan Document to bring the Plan Document into compliance with Section 409A of the Code and fails to do so, then such indemnification shall be provided).

(i)          In the event of an Indemnified Section 409A Violation, the Company shall reimburse the Eligible Director for (1) the 20% additional income tax described in Section 409A(a)(1)(B)(i)(II) of the Code (to the extent that the Eligible Director incurs the 20% additional income tax as a result of the Indemnified Section 409A Violation), and (2) any interest or penalty that is assessed with respect to the Eligible Director’s failure to make a timely payment of the 20% additional income tax described in clause (1), provided that the Eligible Director pays the 20% additional income tax promptly upon being notified that the tax is due (the amounts described in clause (1) and clause (2) are referred to collectively as the “Section 409A Tax”).

(ii)            In addition, in the event of an Indemnified Section 409A Violation, the Company shall make a payment (the “Section 409A Gross-Up Payment”) to the Eligible Director such that the net amount the Eligible Director retains, after paying any federal, state, or local income tax or FICA tax on the Section 409A Gross-Up Payment, shall be equal to the Section 409A Tax.  The Eligible Director shall reasonably cooperate with measures identified by the Company that are intended to mitigate the Section 409A Tax to the extent that such measures do not materially reduce or delay the payments and benefits to the Eligible Director hereunder.

(h)            This Plan shall be construed, regulated and administered in accordance with the laws of the State of Wisconsin.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed this _____ day of _______, 2013.

SENSIENT TECHNOLOGIES CORPORATION

By:

Name:

Title:

ATTEST:
By: